Exhibit 10.1

SHARE PURCHASE AGREEMENT

This Agreement is made on October 12 2026 between:

MR.BUTLER PTE. LTD., incorporated in Singapore with UEN 202549798K, whose registered office is 208 Hougang Street 21, #03-211, Singapore 530208 (Target);

The Shareholders of the Target (Sellers); and

RECTITUDE PTE. LTD., incorporated in Singapore with UEN 199708654N, whose registered office is 35 Tampines Industrial Avenue 5 T5@Tampines Singapore 528627 (Buyer).

The Sellers agrees to sell, and the Buyer agrees to buy, the Sale Shares on the following terms.

1.	Definitions and interpretation

1.1.	In this Agreement:

Accounts means the audited financial statements of the Target for the financial year ended 31 March 2026, including notes, directors’ statements and the auditor’s report.

Business means personal service activities and repair of household goods.

Business Day means a day other than Saturday, Sunday or a public holiday in Singapore on which banks in Singapore are open for ordinary business.

Completion means completion of the sale and purchase under clause 6, including updates of the electronic registers of members maintained by ACRA recording the Buyer as holder of all Sale Shares and the Sellers as holder of the Consideration Shares in the Buyer. Completion Date means the date on which Completion occurs.

Consideration Shares means 800,000 new class A ordinary shares of Rectitude Holdings Limited to be allotted and issued to the Seller under clause 3, subject to the permitted adjustments in this Agreement. Issue Value means the fixed agreed contractual issue value of USD 1.00 for each Consideration Share. Agreed Consideration Value means the initial number of Consideration Shares multiplied by the Issue Value, being USD 800.000.00.

Disclosed means fairly and specifically disclosed in the Disclosure Letter against an identified Warranty, in sufficient detail to identify the nature, scope and reasonably foreseeable financial effect of the matter, with the relevant documents attached or precisely identified in an agreed indexed disclosure bundle. A document’s mere presence in a data room, public record or other information source is not disclosure.

Disclosure Letter means the letter dated the date of this Agreement from the Seller to the Buyer, with its agreed disclosure bundle, identifying exceptions to the Business Warranties. Acknowledgement of receipt by the Buyer does not amount to acceptance of any disclosure’s adequacy.

Encumbrance means any mortgage, charge, pledge, lien, security interest, option, pre-emption right, restriction, trust, adverse claim or other third-party right.

Holdback Shares means a percentage of the total Consideration Shares to be deducted from the Consideration Shares, to be agreed upon separately by the Parties.

Lock-Up Period means a period of one (1) year following Completion.

Long Stop Date means 30 November 2026. Losses means losses, liabilities, damages, diminution in value, reasonable remediation costs, penalties, interest and reasonable professional and enforcement costs actually suffered or incurred; punitive damages are excluded except to the extent payable to a third party.

Material Adverse Change means an event or circumstance occurring or becoming known after signing that has, or is reasonably likely to have, a material adverse effect on the Business, assets, liabilities, financial position, operating results or ability to continue operating, or on the Seller’s ability to complete.

Purchase Price means the consideration for the Sale Shares, to be satisfied exclusively by allotting and issuing the Consideration Shares in accordance with clause 3. Sale Shares means the shares comprising 100% of the Target’s issued shares. Seller Related Person means the Seller, its controlling persons, affiliates, directors and their connected persons.

Release Date means six (6) months after Completion.

Tax means all taxes, duties, levies, compulsory contributions, withholdings and associated interest and penalties in any relevant jurisdiction, including corporate income tax, GST, stamp duty and CPF contributions.

Warranties means all warranties described in Schedule 1.

1.2.	References to legislation include amendments and re-enactments. “Including” is without limitation. An obligation on the Seller to procure an act of the Target is a contractual obligation of the Seller, not an obligation imposed on the Target as a non-party.

1.3.	Each Warranty is separate. A specific provision does not restrict a more general provision unless expressly stated. Days are calendar days unless specified as Business Days.

2.	Sale and title

2.1.	The Seller shall sell, and the Buyer shall purchase, the Sale Shares with full legal and beneficial title, fully paid and free from all Encumbrances, together with all rights attaching at Completion, including rights to distributions declared or paid on or after Completion.

2.2.	The Buyer is not obliged to purchase any Sale Shares unless all Sale Shares are transferred simultaneously. The Seller shall obtain irrevocable waivers of all pre-emption and other transfer restrictions and all approvals required under the Target’s constitution, shareholders’ agreements and applicable law.

2.3.	Risk, beneficial ownership and the economic benefit of the Sale Shares pass at Completion. The parties acknowledge that the transfer of shares in the Target takes effect only when its electronic register of members is updated as required by Singapore law; delivery of signed transfers alone does not satisfy Completion.

3.	Share consideration and deferred issuance

3.1.	In consideration for the transfer of all Sale Shares, the Buyer shall allot and issue the Consideration Shares to the Seller as fully paid otherwise than in cash. The transfer of the Sale Shares is the non-cash consideration for both the Consideration Shares and the Holdback Shares ultimately issued.

3.2.	At Completion the Buyer shall allot and issue the Consideration Shares, subject to clause 3.6. The Holdback Shares shall remain unissued pending their release under clause 3.4. No cash Purchase Price or signing deposit is payable. The Seller shall not pay additional subscription money for the Consideration Shares. It shall execute the Shareholders’ Agreement or agreed deed of adherence at Completion.

3.3.	Within ten Business Days after the Release Date the Buyer shall allot and issue the Holdback Shares remaining. For each unresolved bona fide claim notified before issuance, it may defer issuance of a number of Holdback Shares having an aggregate Issue Value reasonably sufficient to cover its estimated claim, rounded up to a whole share and limited to the unissued balance. The Buyer shall notify the Seller of the facts, calculation and number retained. Any dispute about that interim estimate shall be determined by an independent accountant agreed by the parties, or appointed on their joint application, acting as expert; failing appointment within ten Business Days, either party may seek determination by the Singapore courts. This does not determine the underlying claim. The Buyer shall issue any undisputed balance on time and any retained shares that become due within ten Business Days after the claim is withdrawn, settled or finally determined, subject to other validly retained claims. The Seller has no voting, dividend or other shareholder rights in unissued shares and no right to retrospective dividends on them.

3.4.	Deferred issuance is a contractual holdback and is not the Buyer’s exclusive remedy or a limit on liability. The Seller remains liable for amounts exceeding the unissued holdback and claims validly notified after its release. Already issued Buyer shares cannot be cancelled, forfeited, bought back or transferred to the Buyer merely because a claim arises; any such transaction requires separate lawful arrangements.

3.5.	Before Completion the Buyer may permanently reduce the Consideration Shares or other amounts agreed in writing or finally determined as due from the Seller. Reductions apply first to Holdback Shares and then to Consideration Shares. Unresolved claims do not reduce Consideration Shares or increase the agreed holdback without the Seller’s written agreement; the Buyer’s rights not to complete, terminate or claim damages remain available. The completion certificate shall state the resulting share numbers and discharge credit.

3.6.	When issued, the Consideration Shares shall be validly allotted, fully paid, the Buyer’s constitution and the Shareholders’ Agreement, and rank pari passu with existing shares of the same class, excluding distributions with a record date before their issue. The Seller’s rights shall be those attaching to that class under those documents. No board seat, veto, guaranteed ownership percentage, redemption right, put option, guaranteed return or liquidity commitment arises from this Agreement or the agreed corporate documents.

3.7.	Share numbers and Issue Value are fixed and do not adjust for changes in valuation, market price, trading performance or subsequent fundraising. There is no general anti-dilution protection. The Buyer shall not undertake a reorganisation whose principal purpose is to defeat the Seller’s contractual entitlement.

3.8.	Until issuance of all Consideration Shares due, the Buyer shall maintain sufficient corporate authority to perform its deferred issuance obligations, including any necessary renewed approvals and waivers. It shall not rely on an approval lapse or other impediment it has caused to avoid issuance, and shall promptly remedy any such impediment at its cost. A delay does not automatically convert the Purchase Price into cash, but does not limit the Seller’s lawful remedies for the Buyer’s breach.

3.9.	No registration rights shall be attached to the Consideration Shares.

4.	Conditions precedent

4.1.	Completion is conditional on:

(a)	the Buyer completing legal, financial, tax, commercial and operational due diligence to its satisfaction, confirmed in writing;

(b)	all corporate, regulatory, competition, sector-specific and other approvals legally required for the transaction having been obtained and remaining effective, on terms acceptable to the Buyer;

(c)	all material contractual change-of-control consents and transfer waivers listed having been obtained without material adverse conditions;

(d)	all Encumbrances over the Sale Shares, and those over Target assets identified for release, having been released or being subject to irrevocable release arrangements at Completion;

(e)	the Warranties remaining true and accurate: Fundamental Warranties in all respects and other Warranties in all material respects, without adding a second materiality qualification where one already appears; and

(f)	the Seller having performed its material obligations and no Material Adverse Change having occurred;

4.2.	The Seller shall diligently procure satisfaction of conditions within its control, at its cost, and provide evidence reasonably requested by the Buyer. The Buyer shall diligently procure its issue approvals and waivers and maintain them. Each party shall cooperate on mandatory approvals and provide its own required information. Each shall notify the other promptly of anything jeopardising satisfaction. Neither party shall cause a condition to fail or rely on its own breach to avoid its obligations.

4.3.	Only the Buyer may waive a condition intended for its benefit, in writing. A legally mandatory condition cannot be waived. Unless expressly agreed, waiver of a condition or proceeding to Completion does not waive a claim.

4.4.	If conditions are not satisfied or validly waived by the Long Stop Date, the Buyer may extend that date by written agreement with the Seller or terminate by notice. The Seller may terminate after that date only if it has complied with this Agreement and its breach has not caused the failure. Termination does not affect accrued rights, including damages for breach. Neither party is obliged to complete before mandatory approvals are effective.

5.	Conduct before Completion

5.1.	The Seller shall procure that the Target operates in the ordinary course consistently with past practice, preserves its assets, staff, customer relationships, insurance and licences, complies with law and maintains proper books and records.

5.2.	Without the Buyer’s prior written consent, the Seller shall procure that the Target does not: issue or alter share capital; amend its constitution; declare distributions; incur new borrowing or security; make capital expenditure or enter commitments above USD 10,000 individually or USD 50,000 in aggregate; dispose of material assets; enter, amend or terminate material contracts outside the ordinary course; increase remuneration or pay transaction bonuses; hire or dismiss key staff; compromise material claims; change accounting policies; make unusual Tax elections or settle material Tax disputes; enter related-party transactions; or agree to any of these acts.

5.3.	Exceptions are limited to matters required by law. Emergency action strictly necessary to prevent imminent material harm may be taken where prior consent is impracticable, provided the Buyer is notified promptly with full particulars.

5.4.	The Buyer and its advisers shall have reasonable access to records, management and premises, subject to privilege, confidentiality and legal restrictions. The parties shall use clean-team arrangements where needed and shall not exchange competitively sensitive information unlawfully or implement control before Completion.

5.5.	The Seller shall promptly disclose any actual or suspected breach, material liability or adverse development. Later disclosures do not amend the Disclosure Letter, qualify repeated Warranties or cure a breach unless the Buyer expressly agrees in writing.

5.6.	Until termination or Completion, the Seller shall not, and shall procure that its representatives and the Target do not, solicit, negotiate or accept a competing sale of shares or substantially all Business assets. It shall notify the Buyer of any unsolicited approach.

6.	Completion

6.1.	Completion shall occur on the fifth Business Day after satisfaction or waiver of the conditions, or another agreed date.

6.2.	Before execution, the parties shall agree written completion. The Buyer shall transfer the Consideration Shares to the Sellers at Completion less any Holdback Shares, released only upon satisfaction of all Completion requirements, including confirmation of the electronic register update.

6.3.	The Seller shall deliver and procure the actions in Schedule 2. The Buyer shall provide its resolutions, signed transfer instruments and other reasonably necessary filing particulars, and fund the Purchase Price and stamp duty as provided by this Agreement. The Seller shall procure timely lodging of the transfer through the Target’s authorised filer, after stamping as required.

6.4.	Completion obligations are interdependent. Buyer’s shares shall not be released to the Seller until the Buyer confirms that all requirements are satisfied. Before any transfer filing, all remaining documents, funds and authorisations must be ready for simultaneous release. Any delayed filing shall be managed under the agreed stakeholder instructions, with no premature release of funds.

6.5.	If the Seller fails to complete, the Buyer may defer Completion, waive specified requirements without waiving claims, or terminate and claim damages.

7.	Seller’s representations and warranties

7.1.	The Seller represents and warrants to the Buyer that each Warranty is true, accurate and not misleading at signing and is repeated immediately before Completion by reference to facts then existing. Expressly dated Warranties remain statements about the specified date. The Seller shall provide a signed confirmation at Completion.

7.2.	Only Business Warranties are qualified by matters Disclosed. Fundamental Warranties, Tax Warranties and indemnities are not qualified by disclosure unless the relevant provision expressly identifies an agreed exception.

7.3.	Warranties are not qualified by knowledge except where expressly stated. Where qualified by the Seller’s knowledge, this means actual knowledge of the Seller’s directors and relevant senior managers and knowledge they would have obtained after reasonable, documented enquiries of responsible personnel and review of relevant records.

7.4.	The Seller acknowledges the Buyer’s reliance. Due diligence, knowledge of the Buyer or its advisers, or information supplied outside the Disclosure Letter does not prevent or reduce a claim, except an express written waiver identifying that claim. Disclosure of a matter does not limit a specific indemnity covering it.

7.5.	The Seller waives any claim against the Target or its officers for information supplied for the Warranties or Disclosure Letter, except for fraud by the person concerned. This waiver does not release the Seller’s liability to the Buyer.

8.	Buyer’s warranties

8.1.	The Buyer warrants at signing and Completion that it is duly incorporated and existing, has authority and corporate approvals to enter and perform this Agreement, and that this Agreement constitutes binding obligations subject to applicable insolvency laws and equitable principles. At Completion it shall have immediately available funds for its payment obligations. No other Buyer warranty is given.

9.	Indemnities

9.1.	The Seller shall indemnify the Buyer against Losses suffered by the Buyer or the Target arising from:

(a)	Tax attributable to any period ending on or before Completion, or any income, profit, gain, transaction or event arising or occurring on or before Completion; for a straddling period, Tax shall be allocated by actual transactions where practicable and otherwise on a fair time basis;

(b)	Tax arising from the Seller’s or a Seller Related Person’s liability, or the Target’s membership before Completion of any Tax group or arrangement, and loss or use of a post-Completion Tax relief to discharge a liability within paragraph (a);

(c)	unpaid pre-Completion transaction expenses, sale bonuses or amounts owed to Seller Related Persons;

(d)	Breach or inaccuracy of any representation or warranty, or a breach of any covenant, undertaking or completion obligation; and

(e)	any defect in the Seller’s title to the Sale Shares or Encumbrance contrary to this Agreement;

9.2.	The Tax indemnity excludes Tax only to the extent: (a) a specific provision for that liability is included in the Accounts, with an agreed SGD amount, as taken into account in reducing the negotiated share consideration; (b) it has actually been paid before Completion; or (c) it arises solely from a voluntary post-Completion act of the Buyer outside the ordinary course, which the Buyer knew would create that Tax and which was not required by law, this Agreement or a pre-Completion commitment. No exclusion applies merely because the liability was Disclosed.

9.3.	For Losses suffered by the Target, the Buyer may elect payment to itself or, as discharge of the Seller’s obligation to the Buyer, to the Target. No amount may be recovered twice.

9.4.	Amounts due under an indemnity shall be paid within ten Business Days after agreement or final determination; a Tax indemnity amount shall be paid, once liability under it is agreed or finally determined, no later than five Business Days before the relevant Tax falls due, or within five Business Days if already paid. A timely notified contingent claim is preserved pending crystallisation.

9.5.	If a legally required withholding or Tax on an indemnity payment reduces the net amount retained by the recipient, the Seller shall pay an additional amount to preserve the agreed net recovery, taking account of relief actually realised. This does not gross up the Purchase Price or compensate Tax already included in the same Loss.

10.	Post-Completion Undertakings

10.1.	The Seller shall provide reasonable transition assistance for 90 days, execute further documents and supply records needed to give effect to the transfer, without additional charge except expressly agreed external expenses.

10.2.	At Completion the Seller shall procure settlement or irrevocable waiver of all amounts owed by the Target to Seller Related Persons and release of related security. It shall procure repayment of amounts those persons owe the Target. Settlement shall not be funded by the Target in breach of clause 3.

10.3.	The Seller shall preserve relevant pre-Completion records for 7 years and give reasonable access for Tax and claims purposes, subject to law and privilege. The Buyer shall provide reasonable access to Target records for the Seller’s lawful Tax obligations, at the Seller’s cost and without prejudicing the Target’s interests.

10.4.	To protect the goodwill acquired, for 24 months after Completion the Seller shall not, directly or through controlled entities: (a) carry on or be materially involved in a business competing with the Business in Singapore and specifically identified territories where the Target materially operated during the preceding 12 months; (b) solicit a customer with whom the Target had material dealings in the preceding 12 months for competing services; or (c) solicit for employment a senior or key employee employed at Completion. General advertisements not targeted at such employees are excluded.

10.5.	Each restriction is separate and applies only so far as enforceable under Singapore law. The parties acknowledge its purpose is protection of acquired goodwill and confidential information. Duration, territory and activities must be tailored to that interest before execution; this clause does not assume a court will rewrite an excessive restriction.

10.6.	During the Lock-up Period the Seller shall not sell, transfer, pledge, grant an option over or otherwise dispose of any issued Consideration Shares without the Buyer’s prior written consent, except a transfer expressly required under the agreed Shareholders’ Agreement or by law. Transfers after that period remain subject to the Buyer’s constitution, the Shareholders’ Agreement and applicable law. Any permitted transferee must first execute required adherence documents. A permitted transfer does not release the Seller’s warranties, indemnities or other obligations. The Seller may not assign or encumber its entitlement to unissued Holdback Shares without the Buyer’s written consent.

11.	Confidentiality and announcements

11.1.	Each party shall keep the transaction terms and confidential information received secret, except disclosure required by law or a competent authority, or to advisers, financiers and permitted assignees under duties of confidentiality. Where lawful, advance notice and consultation shall precede compulsory disclosure.

11.2.	After Completion the Seller shall keep Target confidential information secret and shall return or securely delete copies, except records required by law or reasonably needed for claims, which remain protected. Information lawfully public without breach is excluded.

11.3.	No public announcement shall be made without the Buyer’s prior written consent, except legally required disclosure under clause 12.1. These obligations survive termination and Completion; trade secrets remain protected while confidential and other information for 5 years.

12.	Termination

12.1.	Before Completion the Buyer may terminate by notice if the Seller commits a material breach incapable of remedy or fails to remedy it within ten Business Days of notice; a Fundamental Warranty is untrue; a Material Adverse Change occurs; or the Seller or Target enters insolvency proceedings, subject to applicable mandatory law.

12.2.	On termination, each party shall return confidential materials, subject to lawful retention. Stakeholder funds shall be returned under the stakeholder instructions, subject to lawful resolution of any already registered transfer.

13.	Costs, duties and payments

13.1.	Each party bears its own transaction costs; the Seller bears the Target’s sale-related costs. The Buyer bears ordinary share transfer stamp duty properly payable on its acquisition. The Seller bears penalties attributable to its delay or incorrect information, its own disposal taxes and seller-side additional conveyance duties, if any. These allocations do not override statutory obligations to tax authorities.

13.2.	The parties shall cooperate on valuation and stamping, and stamp all chargeable instruments within applicable deadlines, including any deadline falling before Completion. Neither the SPA nor the share transfer instrument is assumed exempt without checking the applicable remission and property-holding-entity rules.

13.3.	The use of Buyer shares as consideration does not dispense with valuation or stamp-duty analysis for the Sale Shares transfer. The parties shall provide evidence of the value of the non-cash consideration, the Target shares and any contingent or deferred elements as required under applicable Tax rules. The Issue Value and Agreed Consideration Value do not bind IRAS. The Buyer bears its corporate filing and allotment costs; each party bears Tax legally attributable to its own acquisition, receipt or disposal except as expressly allocated elsewhere in this Agreement. No Tax-neutral share-exchange treatment or automatic duty relief is assumed.

14.	General

14.1.	Notices. Notices shall be in writing and delivered by hand, courier or email to the addresses stated in this agreement. Hand/courier notices take effect on acknowledged delivery; emails on acknowledgement by the recipient (excluding an automated response), with a courier copy if acknowledgement is absent within one Business Day. Receipt after 5 p.m. Singapore time or on a non-Business Day is deemed at 9 a.m. on the next Business Day. This does not govern service of court process.

14.2.	Assignment. The Seller may not assign without the Buyer’s written consent. The Buyer may assign rights to a wholly owned affiliate or by way of security to an acquisition financier on notice; assignment does not release the Buyer from its obligations. Other assignments require consent, not unreasonably withheld.

14.3.	Entire agreement. This Agreement and its identified ancillary documents contain the parties’ agreement on the transaction. Nothing excludes reliance on the express representations and Warranties or liability for fraud or fraudulent misrepresentation. No general non-reliance disclaimer is given by the Buyer.

14.4.	Variation and waiver. Variations and waivers must be in writing signed by authorised representatives. Delay or partial exercise does not waive a right. A waiver applies only to the expressly identified matter.

14.5.	Severability. An invalid provision is severable to the extent legally permissible without affecting the remaining provisions; this does not authorise rewriting a restraint beyond what law allows.

14.6.	Third parties. A person who is not a party has no right to enforce this Agreement under the Contracts (Rights of Third Parties) Act 2001.

14.7.	Counterparts. This Agreement may be signed in counterparts, including electronically where legally valid, which together form one instrument. Transfer instruments and ancillary documents shall separately satisfy their applicable execution and stamping requirements.

15.	Governing law and jurisdiction

15.1.	This Agreement and associated non-contractual obligations are governed by Singapore law. The parties submit to the exclusive jurisdiction of the Singapore courts. A party may seek urgent interim protective relief from a court of competent jurisdiction where necessary to preserve assets or evidence.

Schedule 1 — Seller’s representations and warranties

Fundamental Warranties

1. Seller and authority. The Seller is duly incorporated and existing under Singapore law; has full capacity, authority and all corporate approvals to enter and perform the transaction; and this Agreement constitutes binding obligations subject to applicable insolvency laws and equitable principles. Execution and performance do not breach its constitution, any binding obligation or applicable law. No insolvency, winding-up, judicial management or analogous proceeding is pending or, to its knowledge after reasonable enquiry, threatened, and it is able to pay debts as they fall due.

2. Shares and capital. The Seller is the sole legal and beneficial owner of the Sale Shares, which are validly issued, fully paid and free from Encumbrances. There are no options, warrants, conversion rights, commitments to issue or transfer securities, undisclosed nominee arrangements or claims to ownership. All necessary pre-emption waivers and transfer approvals will be effective at Completion. The Seller can transfer full title without any third-party claim. The Target owns its stated interests in subsidiaries free from Encumbrances except those expressly identified for discharge.

Business Warranties

3. Corporate records. The Target and its subsidiaries are duly incorporated and existing and have power to carry on their businesses. Their constitutional documents, statutory registers, beneficial ownership and nominee records, filings and corporate records are complete, accurate and maintained in compliance with law. No undisclosed shareholders’ agreement or restriction materially affects their operations or ownership.

4. Accounts and financial information. The Accounts have been prepared consistently under the accounting standards applicable to the Target and give a true and fair view of its financial position and results. They properly provide for or disclose liabilities, contingent liabilities, bad debts, Tax and commitments as required by those standards. Management accounts supplied to the Buyer have been prepared consistently, are not materially misleading and fairly reflect the matters they report, subject only to identified normal year-end adjustments. There are no off-balance-sheet liabilities, guarantees, side arrangements or indebtedness except as Disclosed or properly reflected in the Accounts.

5. Since the Accounts Date. The Target has operated in the ordinary course; there has been no material adverse deterioration, abnormal transaction, distribution, unusual borrowing, asset disposal, change in accounting practice or material increase in remuneration, except as Disclosed. Receivables are genuine and collectible in the ordinary course subject to the Accounts’ provisions; inventory is usable or saleable subject to stated provisions.

6. Assets and property. The Target owns, or has valid enforceable rights to use, all assets necessary for the Business. Owned assets are free from Encumbrances except as Disclosed. Material equipment is in reasonable operating condition, allowing for fair wear and tear. Property interests, leases, occupation arrangements and related liabilities are accurately Disclosed. Leases are effective, rent is paid and there is no material default, outstanding termination notice or undisclosed reinstatement obligation.

7. Material contracts. All contracts above USD 10,00, and all financing, key customer/supplier, exclusivity, agency, distribution, joint venture and related-party arrangements, have been Disclosed with amendments and side letters. They are valid and binding, subject to applicable insolvency laws and equitable principles. The Target is not in material default and, to the Seller’s knowledge after reasonable enquiry, no counterparty is in material default. No termination, material adverse renegotiation or loss-of-business notice has been received. All change-of-control consequences and required consents are Disclosed.

8. Compliance and licences. The Target has complied in all material respects with applicable law, including anti-bribery, anti-money laundering, sanctions, competition, employment, environmental, health and safety and industry regulation. It holds all material licences required for the Business; they are current and no suspension or revocation notice has been received. No unlawful payment, inducement or improper benefit has been made by or on behalf of the Target. All governmental investigations and compliance notices are Disclosed.

9. Litigation and insolvency. There is no pending litigation, arbitration, enforcement, investigation or material dispute involving the Target, and none threatened to the Seller’s knowledge after reasonable enquiry, except as Disclosed. There are no unsatisfied judgments, outstanding binding orders or circumstances making the Target unable to pay debts as they fall due. No insolvency process has commenced or been proposed.

10. Employees. Accurate particulars of employees, remuneration, benefits, accrued leave, service terms, bonuses and termination liabilities have been supplied. Salaries, CPF and other statutory contributions are paid when due. Employment, work-pass and immigration requirements have been complied with in all material respects. There is no undisclosed labour dispute, employee claim, collective arrangement, change-of-control entitlement or transaction bonus. No key employee has given notice of departure or, to the Seller’s knowledge after reasonable enquiry, intends to leave because of this transaction.

11. Intellectual property. The Target owns or validly licenses the intellectual property necessary for the Business. Ownership of commissioned and employee-created material has been secured through enforceable assignments where required. Material registrations are maintained, fees paid and licences effective. The Target has not received an unresolved infringement allegation; to the Seller’s knowledge after reasonable enquiry its activities do not infringe third-party rights. Material open-source obligations, software licence restrictions and ownership disputes are Disclosed.

12. Data protection and systems. The Target has complied in all material respects with applicable personal-data protection obligations, including the Singapore Personal Data Protection Act 2012 where applicable. It has lawful arrangements for collecting, using, disclosing and transferring personal data and has maintained required security and notification processes. All known material breaches, cyber incidents and regulatory complaints are Disclosed. Material systems are owned or validly licensed, reasonably secure, backed up and adequate for the Business; there is no unresolved material outage or data loss.

13. Insurance. All material policies, claims and exclusions have been Disclosed. Policies are effective, premiums paid and no cancellation notice has been received. The Seller knows of no act or omission invalidating material coverage. Coverage is reasonably consistent with the Business’s risks and existing contractual obligations.

14. Related parties and guarantees. All Seller Related Person transactions, balances, guarantees and benefits are Disclosed. No Seller Related Person owns an undisclosed asset or right essential to the Business. The Target has no outstanding guarantee or security for another person’s obligations except as Disclosed and expressly accepted by the Buyer.

15. Information. Written factual information supplied by or on behalf of the Seller for the transaction was accurate in all material respects when supplied and is not misleading through omission of a material fact.

Forecasts were prepared honestly, with reasonable care and on assumptions identified to the Buyer; this is not a guarantee of future performance. No material fact known to the Seller after reasonable enquiry concerning the Target’s assets, liabilities or operations has been deliberately withheld.

Tax Warranties

16. Tax. All required Tax returns, filings and disclosures have been timely made, are materially accurate and complete, and all Tax due has been paid. Adequate records have been maintained. Required withholding, GST accounting, CPF and other contributions have been correctly operated. There is no undisclosed Tax audit, dispute, assessment, extension of assessment time, ruling, arrangement, non-arm’s-length transaction or transfer-pricing exposure. No Tax relief claimed is known to be liable to clawback because of a pre-Completion act or this transaction. The Target’s Tax residence, overseas taxable presence, group arrangements and property-holding-entity status have been fully and accurately identified. No exception to this paragraph applies unless specifically agreed in its text before signing.

Schedule 2 — Seller’s Completion deliverables

The Seller shall deliver or procure:

1. Properly executed share transfer instruments for all Sale Shares, original share certificates or an agreed satisfactory lost-certificate indemnity, and evidence of required stamping.

2. Effective transfer waivers, required consents and Target board resolutions approving registration, cancellation of old certificates and issue of new certificates, subject to the effective register update.

3. Lodgement by the authorised filer and confirmation that ACRA’s electronic register of members records the Buyer as holder of all Sale Shares, with the updated extract or equivalent official evidence.

4. Certified Seller approvals, the signed Warranty confirmation and evidence of conditions being satisfied.

5. Executed releases of share and agreed asset Encumbrances; discharge letters and settlement of related-party balances.

6. Resignations of identified outgoing directors and officers, acknowledging no contractual compensation claims except statutory rights which cannot be waived; valid appointments of Buyer nominees, preserving required Singapore resident-director and company-secretary arrangements.

7. Target statutory books and corporate records, accounting and Tax records, material contracts, licences and an agreed inventory of business assets and credentials. Digital access shall be transferred securely through lawful authorised processes, with bank mandate changes accepted by the relevant banks.

8. Executed Shareholders’ Agreement or Seller deed of adherence and each agreed guarantee, restrictive covenant, transition agreement or other ancillary document, and Seller corporate authorisation to acquire the Buyer shares.

Signatures

Signed for and on behalf of MR.BUTLER PTE. LTD. by its duly authorised representative:

Signature:	/s/ Yap Hock Lai
Name:	Yap Hock Lai
Title:	DIRECTOR
Date:	12 October 2026

Signed for and on behalf of RECTITUDE PTE. LTD. by its duly authorised representative:

Signature:	/s/ ZHANG JIAN
Name:	ZHANG JIAN
Title:	DIRECTOR
Date:	12 October 2026